Exhibit 8.1

Subsidiaries

Name of Subsidiary	Name of Subsidiary
SOPHiA GENETICS S.A.S.	France
SOPHiA GENETICS LTD	UK
SOPHiA GENETICS, Inc.	Delaware (USA)
SOPHiA GENETICS Intermediação de Negócios LTDA	Brazil
SOPHiA GENETICS PTY LTD	Australia
SOPHiA GENETICS S.R.L.	Italy
SOPHiA GENETICS GmbH	Germany